10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate January 31, 2013

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2012 Results

Holland, Michigan, January 31, 2013 – Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the fourth quarter and full year of 2012, continuing its trend of improvement in key operating metrics and financial performance.

●	Earnings of $21.2 million in the fourth quarter of 2012 and $35.5 million for the full year of 2012 were significantly higher than for the same periods in the prior year
●	Earnings were positively impacted by reversal of the deferred tax asset valuation allowance of $18.9 million in the fourth quarter of 2012
●	Net loan growth for the fourth quarter, the first quarterly increase in total loans since the fourth quarter of 2008
●	Continued improvement in loan portfolio quality
●	Strong retail banking results – growth in core deposits and high mortgage loan origination volumes
●
Risk-based regulatory capital ratios at their highest levels in the Company's history and comfortably above the minimums to be categorized as "well capitalized" under applicable regulatory capital guidelines

●
Significant reduction in costs associated with nonperforming assets – down 32% from the fourth quarter of 2011 and down 36% for the full year 2012 compared to 2011, although such costs continue to be elevated

Macatawa reported net income available to common shares of $21.2 million, or $0.78 per diluted share, in the fourth quarter of 2012 compared to net income available to common shares of $1.1 million, or $0.04 per diluted share, for the fourth quarter of 2011.   For the full year of 2012, the Company reported net income available to common shares of $35.5 million, or $1.31 per diluted share, compared to net income available to common shares of $5.8 million, or $0.26 per diluted share, for the same period in 2011.

"The Company's results for the fourth quarter and the full year of 2012 reflect solid improvement in our core business performance enhanced by favorable one-time events", said Richard L. Postma, Chairman of the Board of the Company.  "Large recoveries throughout the year of previously charged-off loans and a large loan prepayment fee led to significant increases in earnings in 2012.  The reversal of our deferred tax asset ("DTA") valuation allowance added $18.9 million in earnings in the fourth quarter.  The DTA allowance reversal was particularly important as it would not have been possible without the significant improvement in our three-year cumulative earnings results.  These one-time events are all very positive and reflect hard work by the Macatawa employees."

Mr. Postma continued: "Our core business performance is also improving.  Excluding the impact of the DTA allowance reversal, net income would have been $2.4 million for the fourth quarter of 2012, up from $1.1 million in the same period of the prior year, with much of the improvement due to reductions in nonperforming asset costs, which were down $1.0 million.  Another significant development was our return to loan growth.  Total loans grew $33.2 million in the fourth quarter 2012.  This is the first quarterly growth in loans the Bank has experienced since the fourth quarter of 2008.  Our retail banking efforts resulted in growth in core deposits of $41.5 million for the fourth quarter 2012 and $71.0 million for the full year 2012, and also resulted in large mortgage origination volumes producing strong gains on sales of loans for the same periods.  In the fourth quarter, the Federal Reserve Bank terminated the Company's Written Agreement, which followed the termination of the Bank's Consent Order by the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Regulation in the first quarter of 2012.  We also continued to show improvement in our asset quality and capital measures in the fourth quarter and full year 2012.  Our capital ratios at December 31, 2012 were at the highest levels in Company history.  Reestablishing a strong capital position has been

Macatawa Bank Corporation 4Q Results / page 2 of 4

crucial to building a sense of confidence in the Company for the communities we serve.  We believe that the growth we are experiencing in loans and deposits and the termination of our Consent Order and Written Agreement during 2012 are a reflection of increased confidence in the Company and its performance by our customers, the market place, and our regulators."

Mr. Postma concluded: "While our operating performance has been improving, we will continue to work on reducing our nonperforming assets to acceptable levels.  We will also carefully deploy excess liquidity on our balance sheet into higher yielding assets, such as investment securities and loans to customers in the markets we serve.  We expect these efforts to reduce costs and enhance interest income, which should produce more consistent core earnings for our shareholders."

Operating Results
Net interest income for the fourth quarter 2012 totaled $11.0 million, a decrease of $2.9 million from the third quarter 2012 and a decrease of $451,000 from the fourth quarter 2011.  Net interest margin was 3.26 percent, down 76 basis points from the third quarter 2012, and down 2 basis points from the fourth quarter 2011.  The net interest income and margin decreases from the third quarter 2012 were due to the one-time loan prepayment fee recognized in the third quarter 2012.

Average interest earning assets for the fourth quarter 2012 decreased $35.4 million from the third quarter 2012 and were down $39.4 million from the fourth quarter 2011.  The decrease from the third quarter 2012 included the effect of a large loan prepayment at the end of the third quarter of 2012.  The decrease from 2011 reflected the Bank's continued focus on reduction in credit exposure within certain segments of its loan portfolio.

Non-interest income decreased $295,000 in the fourth quarter 2012 compared to the third quarter 2012 and increased $141,000 from the fourth quarter 2011, primarily as a result of changes in gains on sales of mortgage loans due to fluctuations in origination volume.

Non-interest expense was $12.9 million for the fourth quarter 2012, compared to $12.4 million for the third quarter 2012 and $14.0 million for the fourth quarter 2011.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which increased $263,000 compared to the third quarter 2012 and were down $1.0 million compared to the fourth quarter 2011. FDIC insurance assessments declined $308,000 compared to the fourth quarter 2011 due to the reduction in total assets of the Bank, changes to the FDIC assessment methodology and the termination of the Bank's Consent Order effective March 2, 2012.  Salaries and benefits were up $299,000 compared to the third quarter 2012 and were up $319,000 compared to the fourth quarter 2011 due to increased expense associated with medical insurance from higher claims experience in 2012.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, and the reduction in our historical loss ratios, a negative provision for loan losses of $500,000 was recorded in the fourth quarter 2012.  Net charge-offs for the fourth quarter 2012 were $2.0 million, compared to third quarter 2012 net recoveries of $341,000 and fourth quarter 2011 net charge-offs of $3.2 million.  Of the $2.0 million in net charge-offs in the fourth quarter of 2012, $1.7 million was for a single borrower and was fully reserved for at the end of the third quarter 2012.  Total loans past due on payments by 30 days or more amounted to $7.9 million at December 31, 2012, up from $5.7 million at September 30, 2012, and down sharply from $13.1 million at December 31, 2011.

The allowance for loan losses of $23.7 million was 2.26 percent of total loans at December 31, 2012, compared to 2.58 percent of total loans at September 30, 2012, and 2.95 percent at December 31, 2011.  Net charge-offs and loan growth in the fourth quarter of 2012 were the main reasons for the coverage decline.  The coverage ratio of allowance for loan losses to nonperforming loans continued to exceed 1-to-1 at 148.34 percent as of December 31, 2012, compared to 151.31 percent at September 30, 2012, and 109.31 percent at December 31, 2011.

At December 31, 2012, the Company's nonperforming loans were $16.0 million, representing 1.52 percent of total loans, the lowest level since the second quarter of 2007.  This compares to $17.4 million (1.70 percent of total loans) at September 30, 2012, and $28.9 million (2.70 percent of total loans) at December 31, 2011.  Other real estate owned decreased to $51.6 million compared to $66.4 million at December 31, 2011. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $27.8 million, or 29 percent, from December 31, 2011 to December 31, 2012.

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Macatawa Bank Corporation 4Q Results / page 3 of 4

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Commercial Real Estate	$7,255	$9,046	$11,117	$12,357	$16,940
Commercial and Industrial	7,657	7,206	6,173	9,188	9,560
Total Commercial Loans	14,912	16,252	17,290	21,545	26,500
Residential Mortgage Loans	447	771	978	1,503	1,888
Consumer Loans	644	339	611	446	558
Total Non-Performing Loans	$16,003	$17,362	$18,879	$23,494	$28,946

Residential Developer Loans (a)	$3,157	$5,183	$5,830	$8,172	$8,513

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Total non-performing assets were $67.6 million, or 4.33 percent of total assets, at December 31, 2012.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Non-Performing Loans	$16,003	$17,362	$18,879	$23,494	$28,946
Other Repossessed Assets	6	4	0	9	0
Other Real Estate Owned	51,582	57,778	62,046	66,236	66,438
Total Non-Performing Assets	$67,591	$75,144	$80,925	$89,739	$95,384

Balance Sheet, Liquidity and Capital
Total assets were $1,560.7 million at December 31, 2012, an increase of $43.6 million from $1,517.1 million at September 30, 2012 and an increase of $53.0 million from $1,507.7 million at December 31, 2011.  Total loans were $1,052.3 million at December 31, 2012, an increase of $33.2 million from $1,019.2 million at September 30, 2012 and a decrease of $18.7 million from $1,071.0 million at December 31, 2011.

Commercial loans decreased by $32.7 million during the full year of 2012, partially offset by increases of $14.0 million in our residential mortgage and consumer loan portfolios.  The commercial real estate loan portfolio was reduced by $70.3 million during the twelve months ended December 31, 2012, as the Company continued its efforts to reduce exposure in these segments.  Commercial and industrial loans increased by $37.6 million during the same period.

Total commercial loans increased by $28.4 million during the fourth quarter of 2012, due to an increase in commercial and industrial loans of $45.9 million during the quarter, which was partially offset by decreases in the commercial real estate loan portfolio.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Construction and Development	$89,631	$95,322	$99,271	$101,355	$90,191
Other Commercial Real Estate	408,338	420,105	432,662	443,023	478,076
Commercial Loans Secured by Real Estate	497,969	515,427	531,933	544,378	568,267
Commercial and Industrial	264,690	218,839	221,628	228,768	227,051
Total Commercial Loans	$762,659	$734,266	$753,561	$773,146	$795,318

Residential Developer Loans (a)	$48,857	$51,653	$56,756	$61,200	$66,331

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

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Macatawa Bank Corporation 4Q Results / page 4 of 4

Total deposits increased to $1,286.3 million at December 31, 2012, up $71.0 million from $1,215.3 million at December 31, 2011.  Balances in checking, savings and money market accounts grew by over 28% on an annualized basis during the fourth quarter of 2012.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's capital ratios continued to improve in the fourth quarter 2012.  At December 31, 2012, all of the regulatory capital ratios for Macatawa Bank were maintained at levels comfortably above those required to be categorized as "well capitalized" under applicable regulatory capital guidelines.  Further, the Company and the Bank's risk based regulatory capital ratios at December 31, 2012 were at their highest levels in Company history.  The Bank was categorized as "well capitalized" at December 31, 2012.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank.  Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County.  Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services.  The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "will," "trend," "continue," "believe," "expect," "should," "improving," "efforts" and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, the impact of change in perception of the Bank among our customers, the marketplace, and our regulators, future levels of profitability, our ability to carefully deploy excess liquidity on our balance sheet, our ability to reduce costs and enhance interest income, our ability to produce consistent core earnings, and our ability to reduce nonperforming assets to an acceptable level.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2011.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
EARNINGS SUMMARY	2012	2011	2012	2011
Total interest income	$13,009	$14,537	$57,276	$60,779
Total interest expense	2,041	3,118	9,814	14,480
Net interest income	10,968	11,419	47,462	46,299
Provision for loan losses	(500)	-	(7,100)	(4,700)
Net interest income after provision for loan losses	11,468	11,419	54,562	50,999

NON-INTEREST INCOME
Deposit service charges	942	887	3,323	3,692
Net gains on mortgage loans	690	335	2,882	1,728
Trust fees	587	629	2,389	2,543
Other	1,592	1,819	7,034	6,929
Total non-interest income	3,811	3,670	15,628	14,892

NON-INTEREST EXPENSE
Salaries and benefits	5,921	5,602	22,986	22,217
Occupancy	955	987	3,815	3,949
Furniture and equipment	768	861	3,259	3,318
FDIC assessment	504	812	2,196	3,472
Administration and disposition of problem assets	1,987	2,941	9,960	15,601
Other	2,768	2,801	11,067	11,505
Total non-interest expense	12,903	14,004	53,283	60,062
Income (loss) before income tax	2,376	1,085	16,907	5,829
Income tax expense (benefit)	(18,858)	-	(18,583)	-

Net income (loss)	$21,234	$1,085	$35,490	$5,829
Dividends declared on preferred shares	-	-	-	-
Net income (loss) available to common shares	$21,234	$1,085	$35,490	$5,829

Basic earnings per common share	$0.78	$0.04	$1.31	$0.26
Diluted earnings per common share	$0.78	$0.04	$1.31	$0.26
Return on average assets	5.75%	0.29%	2.37%	0.38%
Return on average equity	76.30%	4.61%	34.39%	7.08%
Net interest margin	3.26%	3.28%	3.49%	3.29%
Efficiency ratio	87.31%	92.81%	84.46%	98.15%

BALANCE SHEET DATA	December 31	December 31
Assets	2012	2011
Cash and due from banks	$33,556	$30,971
Federal funds sold and other short-term investments	192,802	212,071
Securities available for sale	123,497	54,746
Securities held to maturity	4,300	300
Federal Home Loan Bank Stock	11,236	11,236
Loans held for sale	8,130	1,026
Total loans	1,052,348	1,070,975
Less allowance for loan loss	23,739	31,641
Net loans	1,028,609	1,039,334
Premises and equipment, net	53,576	55,358
Acquisition intangibles	-	64
Bank-owned life insurance	26,804	25,957
Other real estate owned	51,582	66,438
Other assets	26,626	10,166

Total Assets	$1,560,718	$1,507,667

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$339,520	$324,253
Interest-bearing deposits	946,741	891,036
Total deposits	1,286,261	1,215,289
Other borrowed funds	91,822	148,603
Surbordinated debt	1,650	1,650
Long-term debt	41,238	41,238
Other liabilities	9,240	6,461
Total Liabilities	1,430,211	1,413,241

Shareholders' equity	130,507	94,426

Total Liabilities and Shareholders' Equity	$1,560,718	$1,507,667

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly					Year to Date
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
	2012	2012	2012	2012	2011	2012	2011
EARNINGS SUMMARY
Net interest income	$10,968	$13,892	$11,322	$11,281	$11,419	$47,462	$46,299
Provision for loan losses	(500)	(1,250)	(1,750)	(3,600)	-	(7,100)	(4,700)
Total non-interest income	3,811	4,106	4,000	3,711	3,670	15,628	14,892
Total non-interest expense	12,903	12,388	13,886	14,107	14,004	53,283	60,062
Federal income tax expense (benefit)	(18,858)	275	-	-	-	(18,583)	-
Net income (loss)	21,234	6,585	3,186	4,485	1,085	35,490	5,829
Dividends declared on preferred shares	-	-	-	-	-	-	-
Net income (loss) available to common shares	$21,234	$6,585	$3,186	$4,485	$1,085	$35,490	$5,829

Basic earnings per common share	$0.78	$0.24	$0.12	$0.17	$0.04	$1.31	$0.26
Diluted earnings per common share	$0.78	$0.24	$0.12	$0.17	$0.04	$1.31	$0.26

MARKET DATA
Book value per common share	$3.59	$2.82	$2.56	$2.43	$2.26	$3.59	$2.26
Tangible book value per common share	$3.59	$2.82	$2.56	$2.43	$2.26	$3.59	$2.26
Market value per common share	$2.89	$3.09	$3.41	$3.47	$2.28	$2.89	$2.28
Average basic common shares	27,098,608	27,082,825	27,082,825	27,082,825	27,082,834	27,086,792	22,739,990
Average diluted common shares	27,098,608	27,082,825	27,082,825	27,082,825	27,082,834	27,086,792	22,739,990
Period end common shares	27,203,825	27,082,825	27,082,825	27,082,825	27,082,823	27,203,825	27,082,823

PERFORMANCE RATIOS
Return on average assets	5.75%	1.74%	0.85%	1.20%	0.29%	2.37%	0.38%
Return on average equity	76.30%	25.18%	12.59%	18.78%	4.61%	34.39%	7.08%
Net interest margin (fully taxable equivalent)	3.26%	4.02%	3.32%	3.32%	3.28%	3.49%	3.29%
Efficiency ratio	87.31%	68.83%	90.63%	94.10%	92.81%	84.46%	98.15%
Full-time equivalent employees (period end)	365	364	373	382	392	365	392

ASSET QUALITY
Gross charge-offs	$2,485	$615	$899	$3,497	$4,196	$7,496	$16,451
Net charge-offs	$2,032	$(341)	$521	$(1,410)	$3,201	$802	$11,085
Net charge-offs to average loans (annualized)	0.79%	-0.13%	0.20%	-0.53%	1.19%	0.08%	0.99%
Nonperforming loans	$16,003	$17,362	$18,879	$23,494	$28,946	$16,003	$28,946
Other real estate and repossessed assets	$51,588	$57,782	$62,046	$66,245	$66,438	$51,588	$66,438
Nonperforming loans to total loans	1.52%	1.70%	1.82%	2.22%	2.70%	1.52%	2.70%
Nonperforming assets to total assets	4.33%	4.95%	5.33%	5.97%	6.33%	4.33%	6.33%
Allowance for loan losses	$23,739	$26,271	$27,180	$29,451	$31,641	$23,739	$31,641
Allowance for loan losses to total loans	2.26%	2.58%	2.62%	2.78%	2.95%	2.26%	2.95%
Allowance for loan losses to nonperforming loans	148.34%	151.31%	143.97%	125.36%	109.31%	148.34%	109.31%

CAPITAL & LIQUIDITY
Average equity to average assets	7.54%	6.90%	6.73%	6.38%	6.21%	6.89%	5.37%
Tier 1 capital to average assets (Consolidated)	10.35%	9.53%	9.00%	8.75%	8.25%	10.35%	8.25%
Total capital to risk-weighted assets (Consolidated)	14.98%	14.91%	14.18%	13.66%	13.15%	14.98%	13.15%
Tier 1 capital to average assets (Bank)	10.28%	9.50%	9.09%	8.87%	8.43%	10.28%	8.43%
Total capital to risk-weighted assets (Bank)	14.55%	14.35%	13.57%	13.02%	12.46%	14.55%	12.46%

END OF PERIOD BALANCES
Total portfolio loans	$1,052,348	$1,019,185	$1,036,965	$1,059,935	$1,070,975	$1,052,348	$1,070,975
Earning assets	1,388,582	1,368,615	1,364,592	1,349,078	1,349,556	1,388,582	1,349,556
Total assets	1,560,718	1,517,117	1,520,335	1,502,994	1,507,667	1,560,718	1,507,667
Deposits	1,286,261	1,244,748	1,235,517	1,214,471	1,215,289	1,286,261	1,215,289
Total shareholders' equity	130,507	109,431	102,399	98,887	94,426	130,507	94,426

AVERAGE BALANCES
Total portfolio loans	$1,028,029	$1,028,199	$1,047,248	$1,064,158	$1,074,574	$1,041,833	$1,120,857
Earning assets	1,331,768	1,367,166	1,356,054	1,350,282	1,371,149	1,351,308	1,392,938
Total assets	1,475,895	1,516,374	1,505,217	1,498,015	1,515,570	1,498,860	1,531,501
Deposits	1,222,422	1,245,112	1,222,837	1,205,283	1,201,848	1,223,967	1,224,145
Total shareholders' equity	111,317	104,609	101,236	95,524	94,164	103,198	82,282